Exhibit 99.3

Texas Pacific Land Trust Forms Conversion Exploration Committee to Consider C-Corp Conversion

DALLAS (June 24, 2019) – Texas Pacific Land Trust (NYSE: TPL) (the “Trust”) today announced the formation of a Conversion Exploration Committee to evaluate a conversion of the Trust into a C-corporation.

The Conversion Exploration Committee will evaluate, from a corporate, corporate governance, tax, accounting and business perspective, whether the Trust should be converted into a C-corp or, in the alternative, whether the Trust should remain a business trust (with potential amendments to the declaration of trust). The Conversion Exploration Committee will begin its work this week. While the process is expected to take several months, the Conversion Exploration Committee will make a recommendation to the Trust as soon as practicable.

The members of the Conversion Exploration Committee are:

●	John R. Norris III, incumbent Trustee
●	David E. Barry, incumbent Trustee
●	Four-Star General Donald Cook, USAF (Ret.)
●	Dana McGinnis, Founder and Chief Investment Officer of Mission Advisors, one of the Trust’s largest shareholders

The Trust also invites Horizon Kinetics to designate a person of its choosing as the fifth member of the Conversion Exploration Committee.

“The silver lining of a long and hard-fought proxy contest is that we have had the opportunity to hear thoughts from many of our shareholders about the Trust,” said Mr. Barry. “A C-corp conversion would be a dramatic departure from the governance structure that has governed the Trust for over 130 years, and this is nothing we would ever undertake lightly. After all, the Trust outperformed 99% of the companies listed on the New York Stock Exchange in the past 5 years prior to the proxy contest. The Trustees have previously considered the issue on various occasions, and thus far have determined that conversion was not the best path forward. However, we recognize that the marketplace has changed, and as the Trust has changed with it, it is time to reconsider the possibility of adopting a new corporate structure.

“We are particularly pleased to have the participation in this review of both Dana McGinnis, an experienced investor with deep familiarity with the Trust, and General Don Cook, our trustee nominee, a corporate governance expert who publicly committed during the proxy contest to carefully evaluate potential governance changes, including a C-corp conversion. Notwithstanding the proxy contest and pending litigation, we have also invited Horizon Kinetics, as a large shareholder, to designate the fifth member of the Conversion Exploration Committee. We believe it is time for all of us to come together, put aside our differences, and determine the best way forward for the Trust and all of its shareholders. We promise that whatever our next act is, we will carry it out in a thoughtful and deliberate fashion, in strict accordance with our fiduciary duties, to ensure that the value of the Trust is protected for all shareholders.”

The Trust will file the charter of the Conversion Exploration Committee on a Form 8-K with the Securities and Exchange Commission.

Stifel is serving as financial advisor to the Trust and Sidley Austin LLP is serving as legal advisor to the Trust.

Litigation and Proxy Solicitation Update

The Trust notes that, notwithstanding the formation of the Conversion Exploration Committee, the Trust’s litigation in the United States District Court for the Northern District of Texas against Eric Oliver, Horizon Kinetics and certain other members of their group remains pending. In its complaint, the Trust seeks, among other things, an order to compel Mr. Oliver to issue corrective disclosure and a judgment to enjoin Mr. Oliver from running for election as a trustee until 60 days after he provides full and accurate disclosures and is thereafter found by the Trustees not to be disqualified from serving as a trustee. The proxy solicitation for election of a third trustee remains suspended until the foregoing litigation is resolved, and proxies are not being accepted at this time. Notwithstanding the foregoing, shareholders may revoke any previously-submitted proxies at any time by delivering a written notice, stating that their proxy is revoked, to the Secretary of Texas Pacific Land Trust, 1700 Pacific Avenue, Suite 2770, Dallas, TX 75201.

Forward-Looking Statements

This release may contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including statements regarding Texas Pacific’s future operations and prospects, the markets for real estate in the areas in which Texas Pacific owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management’s intent, beliefs or current expectations with respect to Texas Pacific’s future financial performance and other matters. Texas Pacific cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements and other written communications, as well as oral statements made from time to time by representatives of Texas Pacific. The following factors, as well as any other cautionary language included in this release, provide examples of risks, uncertainties and events beyond our control that may cause Texas Pacific’s actual results to differ materially from the expectations Texas Pacific describes in such forward-looking statements: global economic conditions; market prices of oil and gas; the demand for water services by operators in the Permian Basin; the impact of government regulation; the impact of competition; the continued service of key management personnel; and other risks and uncertainties disclosed in Texas Pacific’s annual reports on Form 10-K and quarterly reports on Form 10-Q. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Contacts:

Media:

Abernathy MacGregor
Sydney Isaacs / Jeremy Jacobs
(713) 343-0427 / (212) 371-5999
sri@abmac.com / jrj@abmac.com

Investor Relations:

MacKenzie Partners
Paul Schulman / David Whissel
(212) 929-5500 or (800) 322-2885
pschulman@mackenziepartners.com